Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W. Washington, D.C. 20549

April 5, 2002

Dear Ladies and Gentlemen:

Re:  Peregrine Systems, Inc.

        We have read Item 4 included in the Form 8-K dated April 5, 2002 of Peregrine Systems, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to Arthur Andersen LLP.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP ARTHUR ANDERSEN LLP

Copy to:	Mr. Matthew C. Gless Executive Vice President and Chief Financial Officer Peregrine Systems, Inc.